Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
     This Amendment No. 2 (this “Amendment”), dated as of June 15, 2007, is by and between Authorize.Net Holdings, Inc. (formerly Lightbridge, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 14, 1997, and amended on January 24, 2007 (the “Rights Agreement”); and
     WHEREAS, pursuant to Section 26 of the Rights Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Rights Agreement as set forth below;
     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. That the definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement be amended by deleting such definition in its entirety and replacing it with the following definition:
     A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own”, and shall be deemed to have “Beneficial Ownership” of, any securities:
     (i) which such Person or any of such Person’s Affiliates or Associates is deemed to “beneficially own” within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;
     (ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder, or (2) securities which a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition or reorganization agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person; or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person pursuant to a definitive proxy statement filed with the Securities and Exchange Commission and otherwise in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or
     (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii)(B) of this definition) or disposing of any securities of the Company.
Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own”, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company.
     2. Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.

AUTHORIZE.NET HOLDINGS, INC.
By:	/s/ Eugene DiDonato
	Name:	Eugene DiDonato
	Title:	VP & General Counsel

AMERICAN STOCK TRANSFER AND TRUST COMPANY
By:	/s/
Name:
Title: